Exhibit 3.4
                   CERTIFICATE OF DESIGNATIONS, VOTING POWERS,

                             PREFERENCES AND RIGHTS

                                       OF

                          THE SERIES OF PREFERRED STOCK

                                       OF

                                CFI MORTGAGE INC.

                                TO BE DESIGNATED

                      SERIES A CONVERTIBLE PREFERRED STOCK


     Pursuant to Section 151 of the Delaware General Corporation Law, I, Christopher C. Castoro, Chief Executive Officer of CFI Mortgage Inc., a Delaware corporation (the "Corporation"), hereby certify that the following is a true and correct copy of a resolution duly adopted by the Corporation's Board of Directors on November 28, 1997, at which a quorum was present and acting throughout, and that said resolution has not been amended or rescinded and is in full force and effect at the date hereof:

     RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation, as amended to date, the Board of Directors hereby creates a series of preferred stock of the Corporation, par value $.01 per share, to be designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and to consist of two thousand four hundred (2,400) shares, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions thereon, of the Series A Preferred Stock, as follows:

1. VOTING RIGHTS. The holders of Series A Preferred Stock shall have the right to vote, together with the holders of all the outstanding shares of Common Stock and not by classes, except as otherwise required by Delaware law, on all matters on which holders of Common Stock are entitled to vote. Each holder of shares of Series A Preferred Stock shall have the right to cast one vote for each whole share of Common Stock which would be issued to such holder upon conversion of such holder's shares of Series A Preferred Stock assuming that such conversion were to occur on the date immediately prior to the record date for the determination of stockholders entitled to vote.

2. LIQUIDATION OR DISSOLUTION. Subject to the prior rights of the Corporation's creditors and holders of securities senior to the Series A Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Corporation, in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive $1,000 per share (the "Liquidation Preference"), together with accrued and unpaid dividends payable thereon to the date fixed for payment of such distribution, if any, which shall be payable on a pro rata basis among holders of Preferred Stock, all of which shall be paid in cash. If, upon any such liquidation, dissolution or winding-up of the Corporation, the assets distributable among the holders of Series A Preferred Stock (and any series of preferred stock ranking in parity with the Series A Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Corporation) shall be insufficient to permit the payment in full to such holders of the preferential amount payable to such holders determined as aforesaid, then the holders of Series A Preferred Stock will share ratably in any distribution of the Corporation's assets in proportion to the respective preferential amounts that would have been payable if such assets were sufficient to permit payment in full of all such amounts. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. Under this Section 2, a distribution of assets in any dissolution, winding-up, liquidation or reorganization shall include (a) any consolidation or merger of the Corporation with or into any other corporation in which the Corporation is not the surviving corporation, (b) a sale or other disposition of all or substantially all of the Corporation's assets in consideration for cash and/or the issuance of equity securities of another corporation, or (c) a Change of Control of the Corporation. Under this Section 2, a distribution of assets in any dissolution, winding-up, liquidation or reorganization shall not include any dissolution, liquidation, winding-up or reorganization of the Corporation immediately followed by reincorporation of a successor corporation, provided that the dissolution, liquidation, winding-up or reorganization does not amend, alter, or change the preferences or rights of the Series A Preferred Stock or the qualifications, limitations or restrictions thereof in a manner that adversely affects the Series A Preferred Stock.

3.   CONVERSION RIGHTS.

          (a) CONVERSION OF SERIES A PREFERRED STOCK. Each share of Series A Preferred Stock shall be convertible at the option of the holder thereof into one fully paid and non-assessable share of common stock, $.01 par value (the "Common Stock"), of the Corporation subject to the provisions set forth herein, as soon as the registration statement filed with respect to the underlying Common Stock into which the Series A Preferred Stock is convertible is declared effective (the "Effective Date") but no later than sixty (60) days from the closing date of the transactions contemplated by the Purchase Agreement (as defined below) (the "Closing Date"). Each share of Series A Preferred Stock shall be converted pursuant to the preceding sentence at a conversion price (the "Conversion Price") equal to the lower of (i)
          (x) the average closing bid price of the underlying Common Stock as quoted by Bloomberg, L.P. for the five-day trading period (the "Average Price") ending on the day prior to the date of conversion times (y) 85%, or (ii) the Average Price on the Closing Date (the "Maximum Price").

          (b) MECHANICS OF CONVERSION. The holder of any shares of Series A Preferred Stock may exercise the conversion right as to any part thereof by delivering to the Corporation during regular business hours, at the office of the Corporation at 580 Village Boulevard, Suite 360, West Palm Beach, Florida 33409, a conversion notice in the form attached to the purchase agreement (the "Purchase Agreement") pursuant to which the Series A Preferred Stock is issued (the "Conversion Notice"). The Conversion Notice shall state (i) that the holder elects to convert its shares subject to applicable securities laws, (ii) the name(s) in which the certificate(s) representing the Conversion Shares to which such holder is entitled are to be issued, and (ii) the telecopier number to which the Corporation shall telecopy its confirmation described below. Notice given by telecopier to telecopier number (561) 687-9801, Attention: Christopher C. Castoro, shall be deemed notice for purposes of this paragraph and shall be deemed given when receipt is acknowledged by transmit confirmation report. Immediately upon receipt of any Conversion Notice, the Corporation shall, by telecopier, confirm receipt thereof at the telecopier number included thereon, which confirmation shall set forth the number of Conversion Shares to be issued by the Corporation as a result of such conversion. The Conversion Notice shall be deemed accepted by the Corporation provided the holder surrenders, or causes any agent for the holder to surrender, the certificate(s) for the Series A Preferred Stock to be converted, duly endorsed or assigned in blank or to the Corporation, at any location set forth above or the Corporation's transfer agent, within five (5) business days after delivery of the Conversion Notice. Provided that the certificate(s) are delivered in accordance with the preceding sentence, the conversion shall be deemed to have been effected on the date of delivery of the Conversion Notice by telecopier, and such date is referred to herein as the "Conversion Date." Within three (3) business days of receipt by the Corporation of the certificate(s) representing the Series A Preferred Stock, the Corporation shall issue to such holder a certificate or certificates representing the number of full Conversion Shares which such holder is entitled to receive. Unless (i) such Conversion Shares have been held long enough to satisfy the holding period set forth in Rule 144(k) (or any successor provision) promulgated under the Securities Act, (ii) such shares become freely tradeable pursuant to another exemption under the Securities Act, or
          (iii) the converting holder purchased such shares pursuant to a current prospectus under an effective registration statement covering the purchase and sale of such shares, the certificate(s) representing the Conversion Shares will bear the following legend:

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. THESE SHARES ARE SUBJECT TO CERTAIN REGISTRATION RIGHTS AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION.

          If the Registration Statement as hereinafter defined shall have been declared effective by the Securities and Exchange Commission, the certificate(s) evidencing the Conversion Shares will bear the following legend:

                    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN
               REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES MAY BE SOLD PURSUANT TO THE REGISTRATION STATEMENT PROVIDED THAT THE HOLDER COMPLIES WITH THE PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SALE IS IN COMPLIANCE WITH THE PLAN OF DISTRIBUTION AS SET FORTH IN THE PROSPECTUS. THESE SHARES ARE SUBJECT TO CERTAIN REGISTRATION RIGHTS AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION.

          The person in whose name the certificate(s) for the Conversion Shares are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he or she shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of whole shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle in all respects the holder thereof to the rights of Series A Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

          (c) FRACTIONAL SHARES. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount determined on the basis of the then Current Market Price per share of Common Stock. Fractional interests shall not be entitled to dividends, and the holders thereof shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

          (d) ADJUSTMENTS TO CONVERSION PRICE FOR CERTAIN EVENTS. The Conversion Price shall be subject to adjustment from time to time as set forth in this subsection (d).

                    (i) In case at any time, or from time to time, the
               Corporation shall: (A) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in shares of capital stock; (B) subdivide its outstanding shares of Common Stock into a larger number of shares; (C) combine its outstanding shares of Common Stock into a smaller number of shares; or (D) issue by reclassification or recapitalization of its Common Stock any other class or series of shares of the Corporation (including any such reclassification or recapitalization in connection with a consolidation or merger in which the Corporation is the continuing corporation), the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination, reclassification or recapitalization shall be proportionately adjusted so that the holder of any Series A Preferred Stock surrendered for conversion after such time shall be entitled to receive the aggregate number and kind of shares which, if such Series A Preferred Stock had been converted immediately prior to such time, such holder would have owned or have been entitled to receive. Such adjustment shall be made successively whenever any event listed above shall occur. In the event that such dividend or distribution is not so made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date has not been fixed.

                    (ii) In case at any time, or from time to time, the
               Corporation shall (except as hereinafter provided) issue or sell any Additional Shares of Common Stock, convertible securities or warrants exercisable for Common Stock for a consideration per share of Common Stock less than the Current Market Price, then the Conversion Price shall, on the date specified below for determining the Current Market Price, be adjusted to that number determined by multiplying the Conversion Price in effect immediately prior to such adjustment by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of the Additional Shares of Common Stock (including shares deemed to have been issued pursuant to subsection (d)(iii) below) plus the number of shares of Common Stock which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at the Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of such Additional Shares of Common Stock so issued (including shares deemed to have been issued pursuant to subsection (d)(iii) below). For the purposes of this subsection (d)(ii), the date as of which the Current Market Price per share of Common Stock shall be computed shall be the earlier of (x) the date on which the Corporation shall enter into a legally binding contract for the issuance or sale of such Additional Shares of Common Stock or (y) the date of the actual issuance of such Additional Shares of Common Stock. The provisions of this subsection (d)(ii) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under subsection (i) hereof. No adjustment shall be made under this subsection (d)(ii) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrant or other rights therefor) pursuant to subsection (d)(iii) hereof. Adjustments shall be made successively whenever such an issuance of Additional Shares of Common Stock shall occur. In the event that such Additional Shares of Common Stock are not so issued or sold, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such issuance had not occurred.

                    (iii) In case at any time, or from time to time, the
               Corporation shall take a record of the holders of the Common Stock for the purpose of entitling them to receive a distribution of, or shall otherwise issue, any warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities and the consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to such warrants or other rights or pursuant to the terms of such Convertible Securities shall be less than the Current Market Price, then the Conversion Price immediately thereafter shall be adjusted as provided in subsection (d)(ii) hereof on the basis that (a) the maximum number of Additional Shares of Common Stock issuable pursuant to all such warrants or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date for the determination of the Current Market Price per share of Common Stock as hereinafter provided, and (b) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such Additional Shares of Common Stock pursuant to such warrants or other rights or pursuant to the terms of such Convertible Securities. For the purposes of this subsection (d)(iii), the date as of which the Current Market Price per share of Common Stock shall be computed shall be the earliest of (i) the date on which the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any such warrants or other rights, (ii) the date on which the Corporation shall enter into a legally binding contract for the issuance of such warrants or other rights or (iii) the date of actual issuance of such warrants or other rights. Such reduction shall be made successively whenever such a record date is fixed. In the event that such rights or warrants are not so issued or (if issued) to the extent not exercised, the Conversion Price shall again be adjusted to be the Conversion Price, as the case may be, which would then be in effect if such record date had not been fixed or such unexercised rights or warrants had not been issued.

                    (iv) In case at any time, or from time to time, the
               Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a distribution, by dividend or otherwise, of evidences of its indebtedness or assets (including securities, but excluding (x) any dividend or distribution referred to in subsection (d)(i) hereof and (y) any dividend or distribution paid in cash out of funds legally available therefor of the Corporation), then in each such case the Conversion Price in effect after such record date shall be determined by multiplying the Conversion Price, in effect immediately prior to such record date by a fraction, of which the numerator shall be the total number of outstanding shares of Common Stock multiplied by the Current Market Price on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so to be distributed, and of which the denominator shall be the total number of outstanding shares of Common Stock multiplied by such Current Market Price. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed.

                    (v) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such Conversion Price; PROVIDED, HOWEVER, that any adjustment which by reason of this paragraph
               (vi) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subsection (d) shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

          (e) AUTOMATIC CONVERSION. If not sooner converted, the Series A Preferred Stock shall be subject to automatic conversion on the date which is two years after the Closing Date (the "Maturity Date") and such date shall be deemed the date of the Conversion Notice for all purposes hereof.

          (f) OPTIONAL CONVERSION. The Corporation shall have the option to elect to force conversion, pro rata, of the Series A Preferred Stock outstanding by giving the holders thereof ten (10) business days notice:

                    (i) Starting 60 days from the Effective Date, if the Common
               Stock trades at a price equal to or in excess of 150% of the Maximum Price for 20 consecutive trading days, the Corporation may elect to force conversion of up to an additional 25% of the Series A Preferred Stock outstanding;

                    (ii) starting 90 days from the Effective Date, if the Common
               Stock trades at a price equal to or in excess of 175% of the Maximum Price for 20 consecutive trading days, the Corporation may elect to force conversion of up to an additional 25% of the Series A Preferred Stock originally issued by the Corporation; and

                    (iii) starting 120 days from the Effective Date, if the
               Common Stock trades at a price equal to or in excess of 200% of the Maximum Price for 20 consecutive trading days, the Corporation may elect to force conversion of up to all of the remaining Series A Preferred Stock outstanding.

          (g) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

          (h) NOTICE PROVISIONS.

                    (i) Whenever the Conversion Price shall be adjusted pursuant to subsection (d) hereof, the Corporation shall forthwith obtain a certificate signed by the Corporation's chief financial officer, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Corporation's independent public accountants determined the fair value of any evidences of indebtedness, shares of stock, other securities or property or assets or warrants or other subscription or purchase rights referred to in subsections
               (d)(ii) through (d)(v) hereof) and specifying the new Conversion Price and (if applicable) describing the amount and kind of common stock, securities, property or assets or cash which may be received upon conversion of the Series A Preferred Stock, after giving effect to such adjustment. The Corporation shall promptly cause a signed copy of such certificate to be delivered to each holder of Series A Preferred Stock.

                    (ii) In case the Corporation shall propose (a) to pay any
               dividend payable in stock of any class to the holders of its Common Stock or to make any other distribution to the holders of its Common Stock, (b) to offer to the holders of its Common Stock rights to subscribe for or to purchase any Convertible Securities or Additional Shares of Common Stock or shares of stock of any class or any other securities, rights or options, (c) to effect any reclassification of its Common Stock (other than a reclassification involving only the subdivision or combination of outstanding shares of Common Stock), (d) to effect any capital reorganization, (e) to effect any consolidation, merger or sale, transfer or other distribution of all or substantially all its property, assets or business, or (f) to effect the liquidation, dissolution or winding-up of the Corporation, then in each such case, the Corporation shall give to each holder of Series A Preferred Stock a notice of such proposed action, which shall specify the date on which a record is to be taken for the purposes of such stock dividend, distribution or rights, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding-up is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Common Stock and the Conversion Price after giving effect to any adjustment which will be required as a result of such action. Such notice shall be so given in the case of any action covered by (a) or (b) above at least 20 days prior to the record date for determining holders of the Common Stock for purposes of such action and, in the case of any other such action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

          (i) TREASURY STOCK. The sale or other disposition of any issued shares of Common Stock owned or held by or for the account of the Corporation shall be deemed an issuance thereof for purposes of subsection (d) hereof, but until so issued such shares shall not be deemed to be outstanding.

          (j) COMPUTATION OF CONSIDERATION. To the extent that any Additional Shares of Common Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities shall be issued for a cash consideration, the consideration received by the Corporation therefor shall be deemed to be the amount of the cash received by the Corporation therefor, or, if such Additional Shares of Common Stock or Convertible Securities are offered by the Corporation for subscription, the subscription price, or, if such Additional Shares of Common Stock or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issue thereof. To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Board of Directors of the Corporation. The consideration for any Additional Shares of Common Stock issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Corporation for issuing such warrants or other rights, plus the additional consideration payable to the Corporation upon the exercise of such warrants or other rights. The consideration for any Additional Shares of Common Stock issuable pursuant to the terms of any Convertible Securities shall be the consideration received by the Corporation for issuing any warrants or other rights to subscribe for or purchase such Convertible Securities, plus the consideration paid or payable to the Corporation in respect of the subscription for or purchase of such Convertible Securities, plus the additional consideration, if any, payable to the Corporation upon the exercise of the right of conversion or exchange in such Convertible Securities. In case of the issuance at any time of any Additional Shares of Common Stock or Convertible Securities in payment or satisfaction of any dividend upon any class of stock other than Common Stock or in payment of any debt, the Corporation shall be deemed to have received for such Additional Shares of Common Stock or Convertible Securities a consideration equal to the amount of such dividend or debt so paid or satisfied.

          (k) FRACTIONAL INTERESTS. In computing adjustments under this Section 3, fractional interests in Common Stock shall be taken into account to the nearest one-hundredth of a share.

          (l) ANTIDILUTION PROVISIONS. No adjustment shall be made as a result of any increase in the number of Additional Shares of Common Stock issuable or any decrease in the consideration payable upon any issuance of Additional Shares of Common Stock, pursuant to any provisions intended solely to avoid dilution contained in any warrants, rights or Convertible Securities.

          (m) WHEN ADJUSTMENT NOT REQUIRED.

               (i) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

               (ii) If the Corporation declares or makes any dividend or
                    distribution with respect to Common Stock, other than regular cash dividends or dividends payable solely in shares of Common Stock, and each holder of Series A Preferred Stock concurrently receives dividends or distributions equal in amount and in the same kind of property (whether cash, securities or other property) as such holder would be entitled to receive if all of the outstanding Series A Preferred Stock were converted into Common Stock as of the record date of such dividend or distribution with respect to Common Stock, then thereafter no adjustment shall be required with respect to such dividend or distribution.

          (n) OTHER ACTION AFFECTING COMMON STOCK. If a state of facts shall occur which, without being specifically controlled by the other provisions of this Section 3, would not fairly protect the conversion rights of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall in good faith make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

          (o) NECESSARY CORPORATE ACTION. Before taking any action which would result in an adjustment in the Conversion Ratio, the Corporation shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

          (p) TAXES UPON CONVERSION. The Corporation shall pay all documentary, stamp or other transaction taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock.

          (q) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of shares of Series A Preferred Stock, 150% of the number of whole shares of Common Stock then deliverable upon the conversion of all shares of Series A Preferred Stock at the time outstanding. All shares of Common Stock which shall be so issuable shall, when issued upon conversion of all or any portion of the Series A Preferred Stock, be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. Upon conversion of Series A Preferred Stock, the shares of Series A Preferred Stock so converted shall have the status of authorized and unissued Preferred Stock, and the number of shares of Series A Preferred Stock which the Corporation shall have authority to issue shall be decreased by any such conversion.

          (r) DIVIDENDS CONSTITUTE CORPORATE DEBT. All dividends accrued and unpaid on Series A Preferred Stock to and including the date of conversion, whether or not declared by the Board of Directors, shall constitute a debt of the Corporation payable without interest to the converting holders and shall be paid by the Corporation on the Conversion Date in cash.

4.   DIVIDENDS.

     (a) DIVIDENDS. Each holder of shares of Series A Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock, an 8% cumulative annual dividend payment for each share of Series A Preferred Stock held. Dividends are payable only upon conversion of the shares of Series A Preferred Stock pursuant to Section 3 hereof and are payable in cash or shares of Common Stock (at the Conversion Price). Dividends on the shares of Series A Preferred Stock shall accumulate from the date of issuance through the date of conversion on the basis of a calendar year consisting of twelve (12) months each consisting of thirty (30) days. Dividends shall be payable in cash only out of the assets of the Corporation legally available for the payment thereof.

     (b) RESTRICTIONS ON DIVIDENDS, ETC. As long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare, pay or set aside for payment any dividend or declare or make any distributions upon or purchase, redeem or otherwise acquire Common Stock or any other series or class of capital stock.

5. NO PREEMPTIVE RIGHTS. No holder of Series A Preferred Stock shall have any preemptive or preferential right of subscription to any shares of stock of the Corporation, or to options, warrants or other interests therein or therefor, or to any obligations convertible into stock of the Corporation, issued or sold, or any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, from time to time may determine and at such price or prices as the Board of Directors from time to time may fix pursuant to the authority conferred by the Corporation's Certificate of Incorporation.

6. CERTAIN RESTRICTIONS. So long as any Series A Preferred Stock is outstanding, the Corporation shall not, without the consent of holders of a majority of the outstanding shares of Series A Preferred Stock, (i) purchase, redeem or otherwise acquire any shares of any class of the Corporation's outstanding capital stock (except as otherwise provided in Section 4(b) hereof), (ii) issue any class or series of any class of capital stock which ranks prior to or PARI PASSU with the Series A Preferred Stock with respect to dividend rights or rights on liquidation, winding-up or dissolution of the Corporation, (iii) amend, alter or change the preferences or rights of any series or class of capital stock of the Corporation (including the Series A Preferred Stock) or the qualifications, limitations or restrictions thereof if such amendment, alteration or change adversely affects the Series A Preferred Stock, (iv) increase the authorized number of shares of Series A Preferred Stock, (v) take any action which results in the liquidation, acquisition, merger or sale of the Corporation or all or substantially all of its assets, (vi) take any action which results in an amendment of the Certificate of Incorporation or by-laws of the Corporation, (vii) take any action which results in a change in the principal business of the Corporation, or (viii) take any action which results in the repurchase of equity securities, other than the repurchase of equity securities from Corporation employees.

7.   DEFINITIONS.

     (a) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation after November 25, 1997, except Common Stock which may be issued pursuant to: (i) the conversion of the Series A Preferred Stock; (ii) the exercise by the holders thereof of the Corporation's common stock purchase warrants (the "Warrants");
          (iii) the exercise by the holders thereof of any options which may be granted pursuant to the Corporation's Stock Option Plan; (iv) the exercise by the holders of any currently issued options of such options; and (v) the exercise by employees of the Corporation or any of its subsidiaries of options granted pursuant to any stock option plan which may hereafter be adopted by the Corporation where the exercise price of such options is not less than the fair market value of a share of Common Stock on the date of grant thereof.

     (b) "Change in Control" shall mean a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total of the voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or, except as provided under Section 2 hereof, the closing of a sale or disposition by the Corporation of all or substantially all of the Corporation's assets (other than to a subsidiary or subsidiaries of the Corporation).

     (c) "Closing Date" shall have the meaning such term is given in Section 3(a) hereof.

     (d) "Common Stock" shall mean the shares of common stock of the Corporation, par value $.01 per share, and any stock into which such Common Stock may hereinafter be changed.

     (e) "Conversion Date" shall have the meaning such term is given in Section 3(b) hereof.

     (f)  "Conversion Notice" shall have the meaning such term is given in
          Section 3(b) hereof.

     (g)  "Conversion Price" shall have the meaning such term is given in
          Section 3(a) hereof.

     (h)  "Conversion Shares" shall have the meaning such term is given in
          Section 3(a) hereof.

     (i) "Convertible Securities" shall mean evidences of indebtedness, shares of stock or other securities which are convertible into or exercisable or exchangeable for, with or without payment of additional consideration in cash or property, for Additional Shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

     (j) "Current Market Price" per share of Common Stock at any date herein specified shall mean the average of the daily market prices for ten
          (10) consecutive Trading Days ending on the last trading day prior to such date, except that for purposes of Section 3(c) hereof, the "Current Market Price" per share of Common Stock shall mean the market prices on the Trading Day therein specified. The market price for each such Trading Day shall be (i) if the Common Stock is quoted on the Nasdaq National Market or Nasdaq Small Cap Market, the reported last bid price, or (ii) if the Common Stock is listed or admitted to trading on a national securities exchange, the last reported sales prices regular way, or (iii) if the Common Stock is quoted on the NASD OTC Bulletin Board, the closing bid prices, or (iv) if the Common Stock is not so quoted, as reasonably determined by the Board of Directors of the Corporation.

     (k)  "Liquidation Preference" shall have the meaning such term is given in
          Section 2 hereof.

     (l) "Maturity Date" shall have the meaning such term is given in Section 3(e) hereof.

     (m) "Maximum Price" shall have the meaning such term is given in Section 3(a) hereof.

     (n) "Person" shall mean any individual, corporation, association, Corporation, business trust, partnership, joint venture, joint-stock Corporation, trust, unincorporated organization or association or government or any agency or political subdivision thereof.

     (o)  "Securities Act" shall mean the Securities Act of 1933, as amended.

     (p) "Trading Day" shall mean any day on which trading takes place (a) in the over-the-counter-market and prices reflecting such trading are published by the National Association of Securities Dealers Automated Quotation System or (b) if the Common Stock is then listed or admitted to trading on a national securities exchange, on the principal national securities exchange on which the Common Stock is then listed or admitted to trading.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 2nd day of December, 1997.


                                    By:  /S/ CHRIS CASTORO
                                         Name:  Chris Castoro
                                         Title: Chief Executive Officer

ATTEST:

By:  /S/ RODGER STUBBS
      Rodger Stubbs, Secretary